Exhibit 10.12

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made as of the 4th day of December, 2013, by and between DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company ("Landlord"), and THE WILLIAM CARTER COMPANY, a Massachusetts corporation ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant heretofore entered into that certain Lease dated March 29, 2012 (the "Lease") for the lease of approximately 1,061,663 square feet of space, located at 625 Braselton Parkway, Braselton, Georgia 30517, located within Park 85 at Braselton, said space being more particularly described therein (the "Leased Premises"); and

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the Lease Term, upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Incorporation of Recitals and Definitions. The above recitals are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

2. Term. The Lease Term is hereby extended through and including September 30, 2026.

3. Minimum Annual Rent. Section 1.01(d) of the Lease is hereby modified to reflect that, commencing as of October 1, 2023 (the "Extension Date"), Minimum Annual Rent shall be as follows:

10/01/2023 – 09/30/2024	$2,930,189.88
10/01/2024 – 09/30/2025	$3,003,444.60
10/01/2025 – 09/30/2026	$3,078,530.76

4. Monthly Rental Installments. Section 1.01(e) of the Lease is hereby modified to reflect that, commencing as of the Extension Date, Monthly Rental Installments shall be as follows:

10/01/2023 – 09/30/2024	$244,182.49
10/01/2024 – 09/30/2025	$250,287.05
10/01/2025 – 09/30/2026	$256,544.23

5. Condition of Leased Premises. Tenant acknowledges and agrees that Tenant is accepting possession of the Leased Premises for the extension term in **"AS-IS"** condition and except as expressly provided herein, no free rent, moving allowances, tenant improvement allowances or other financial concessions contained in the Lease shall apply to the Lease Term, as extended hereby.

6. Flooring Work.

(a) Landlord acknowledges that, following the date hereof, Tenant intends to grind the warehouse floor within the Leased Premises (the "Flooring Work") in accordance with the scope of work

attached hereto as **Exhibit A** and made a part hereof. Tenant acknowledges and agrees that (i) the quantity of such Flooring Work shall not exceed a maximum of fifty-three (53) aisles with the maximum dimensions of each aisle not to exceed three hundred fifty (350) feet in length by five (5) feet in width, and (ii) all slurry created in connection with such Flooring Work shall be disposed of in accordance with applicable laws and regulations. Landlord shall reimburse Tenant for all expenses incurred in connection with the Flooring Work up to the amount (the "Flooring Allowance") that is the lesser of (A) Five Hundred Thousand and No/100 Dollars ($500,000.00), or (B) fifty percent (50%) of Tenant's actual third party out of pocket expenses incurred in connection with such Flooring Work. Tenant acknowledges and agrees that the Flooring Work shall otherwise be made in accordance with the provisions of Section 7.03 of the Lease; provided, however, that Landlord acknowledges that it has approved the Flooring Work and that the cost of the Flooring Work shall not count against any monetary limitation for alteration to the Leased Premises as set forth in Section 7.03(a) of the Lease. Said reimbursement shall be paid by Landlord to Tenant within thirty (30) days following Tenant's written request therefor (which request shall be accompanied by reasonable evidence of such expenses), provided that Tenant requests all such reimbursements on or before December 31, 2014. If Tenant fails to exercise such right as aforesaid, Tenant shall be deemed to have waived its rights pursuant to this Section 6.

(b) Landlord and Tenant acknowledge and agree that upon the expiration or earlier termination of the Lease, (i) Landlord shall be responsible for the repair and restoration of the portion of the warehouse floor impacted by the Flooring Work which repair and restoration shall consist of saw cutting, demolishing and removing the existing six (6) to seven (7) inch slab on grade, re-pouring the six (6) to seven (7) inch slab on grade flush with the existing slab, and filling joints with MM80 joint filler (the "Restoration Work"), and (ii) Tenant shall reimburse Landlord for fifty percent (50%) of the actual cost of the Restoration Work within thirty (30) following receipt of Landlord's invoice for the same, which may, at Landlord's option, be in the form of monthly progress billings. The parties acknowledge that the warehouse floor of the Leased Premises ranges in thickness from six (6) to seven (7) inches, depending on location, and that the Restoration Work is only intended to restore the thickness of the floor that existed as of the date of the Lease.

7. Option to Extend. Sections 17.04(a) and (b) of the Lease is hereby deleted in their entirety and replaced with the following:

"(a) Grant and Exercise of Option. Provided that (i) Tenant exercises the Expansion Option pursuant to Section 17.01 above, (ii) no default has occurred and is then continuing (provided that if there is a default hereunder that has occurred, but the cure period related thereto has not expired, Tenant's exercise of this option to extend shall be valid provided that Tenant does cure such default within such cure period), and (iii) subject to subsection (d) below, the tangible net worth of Tenant is then equal to or greater than $25,000,000.00, Tenant shall have the option to extend the Lease Term for one (1) additional period of five (5) years and one (1) additional period of either two (2) or five (5) years (each an "Extension Term"). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (A) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, (B) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (C) the Minimum Annual Rent shall be adjusted as set forth below (the "Rent Adjustment"). Tenant shall exercise each option by delivering to Landlord, no later than nine (9) months prior to the expiration of the preceding term, written notice of Tenant's desire to extend the Lease Term, together with a copy of Tenant's most recent audited financial statements to the extent not publicly available (the "Extension Notice"). Tenant's failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. If Tenant properly exercises its first option to extend, Landlord and Tenant

shall execute an amendment to the Lease reflecting the terms and conditions of the first Extension Term within thirty (30) days after Landlord's receipt of the Extension Notice; provided, however, that this Section 17.04 shall be fully effective on the terms and conditions set forth herein, whether or not such amendment is executed and delivered. If Tenant properly exercises its second option to extend, Landlord shall notify Tenant of the amount of the Rent Adjustment for the third (3rd) year of the second Extension Term (the "Third Year Rate") no later than ten (10) days after Landlord's receipt of the Extension Notice. If Landlord and Tenant agree upon the Third Year Rate, Landlord and Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the second Extension Term within thirty (30) days after the parties' determination of the Third Year Rate. If Tenant objects to Landlord's determination of the Third Year Rate, Landlord and Tenant shall have twenty (20) days to negotiate the Third Year Rate in good faith. In the event that Landlord and Tenant cannot agree upon the Third Year Rate within said 20-day period, Tenant shall have the option to elect the two (2) year extension option for the second Extension Term, or Tenant may choose arbitration to determine the Third Year Rate. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within three (3) days after expiration of such 20-day period ("Arbitration Notice"). Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Third Year Rate for the Leased Premises. Each appraiser so selected shall be a MAI appraiser or a licensed real estate broker, each having at least ten (10) years prior experience in the appraisal or leasing of comparable space in the metropolitan area in which the Leased Premises are located and with a working knowledge of current rental rates and practices. If the two appraisers cannot agree upon the Third Year Rate for the Leased Premises within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the above criteria. Once the third appraiser has been selected as provided for above, then such third appraiser shall within ten (10) days after appointment make its determination of the Third Year Rate. The average of the two closest determinations of the Third Year Rate shall be used for the second Extension Term and shall be binding on Landlord; provided, however, that if Tenant does not agree with the appraisers determination of the Third Year Rate, Tenant shall have the option to elect the two (2) year extension option for the second Extension Term. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant fails to provide the Arbitration Notice as provided above, then Tenant shall be deemed to have elected the two (2) year extension option for the second Extension Term, and Landlord and Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the second Extension Term within thirty (30) days thereof; provided, however, that this Section 17.04 shall be fully effective on the terms and conditions set forth herein, whether or not such amendment is executed and delivered. For the purpose of this Section 17.04, "tangible net worth" shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities.

(b) Rent Adjustment.

(i) The Minimum Annual Rent for the first Extension Term shall be calculated as follows: For the first (1st) year of the first Extension Term, the Minimum Annual Rent shall be an amount equal to one hundred two and one-half percent (102.5%) of the Minimum Annual Rent per square foot for the period immediately preceding the first Extension Term. Thereafter, the Minimum Annual Rent per square foot shall increase by two and one-half percent (2.5%) for each successive one (1) year period of the first Extension Term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent

for each year of the first Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

(ii) The Minimum Annual Rent for the second Extension Term shall be calculated as follows: For the first (1st) year of the second Extension Term, the Minimum Annual Rent shall be an amount equal to one hundred two and one-half percent (102.5%) of the Minimum Annual Rent per square foot for the period immediately preceding the second Extension Term. For the second (2nd) year of the second Extension Term, the Minimum Annual Rent per square foot shall increase by two and one-half percent (2.5%). If applicable, for the third (3rd) year of the second Extension Term, the Minimum Annual Rent per square foot shall be reasonably determined by Landlord based on the monthly rent charged to tenants for comparable buildings (e.g., buildings of comparable age, physical condition, number of stories, total size, comparable location) in the area in which the Leased Premises are located, taking into account all financial terms, including without limitation, base rent, free rent, escalations, work contributions and allowances and leasing and brokerage commissions; provided, however, that in no event shall the Minimum Annual Rent during the third (3rd) year of the second Extension Term be less than the Minimum Annual Rent payable during the second (2nd) year of the second Extension Term. Thereafter, if applicable, the Minimum Annual Rent per square foot shall increase by two and one-half percent (2.5%) for each successive one (1) year period of the second Extension Term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for each year of the second Extension Term and shall be paid at the same time and in the same manner as provided in the Lease."

8. Lease Guaranty. Duke Realty Limited Partnership shall also execute this Amendment for the sole purpose of guarantying the obligations of Duke Secured Financing 2009-1 ALZ, LLC hereunder to the extent that Duke Secured Financing 2009-1 ALZ, LLC is responsible under the Amendment for the payment of the Flooring Allowance as set forth in Section 6 of this Amendment.

9. Brokers. Landlord and Tenant each represents and warrants to the other that, except for CBRE, Inc. representing Tenant, and Duke Realty Service, LLC representing Landlord, neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.

10. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.

11. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

(SIGNATURES CONTAINED ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

LANDLORD:

DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company

By: Duke Realty Limited Partnership, an Indiana limited partnership, sole member and manager

By: Duke Realty Corporation, its General Partner

By: [signature]
Name: J. Christopher Brown
Title: Senior Vice President
Georgia Operations

Dated: 12/4/13

TENANT:

THE WILLIAM CARTER COMPANY, a Massachusetts corporation

By: [signature]
Name: Thomas A. Carroll
Title: Vice President, Capital Projects

Dated: November 26, 2013

Duke Realty Limited Partnership is executing this Amendment for the sole purpose of guarantying the obligations of Duke Secured Financing 2009-1 ALZ, LLC hereunder to the extent Duke Secured Financing 2009-1 ALZ, LLC is responsible under the Amendment for the payment of the Flooring Allowance as set forth in Section 6 of this Amendment.

Duke Realty Limited Partnership, an Indiana limited partnership, sole member and manager

By: Duke Realty Corporation, its General Partner

By: J. C[signature]
Name: J. Christopher Brown
Title: Senior Vice President
Georgia Operations

Dated: 12/4/13

EXHIBIT A

Carter's Braselton Floor Repair Scope of Work

Floor Flattening

Project Description

Address unsafe aisles for lift vehicle operation in the Braselton facility by laser grinding to improve floor flatness.

Scope

All unsafe aisles for lift vehicle traffic and operation in the Braselton facility are included in scope. Estimated to be at least 35% of aisles.

Approach

Laser grinding will be used to minimize the amount and depth of grinding required to meet the specification by only correcting errors in floor surface regularity, rather than grinding the whole aisle from end to end. For narrow aisles, we expect to limit grinding to a 2 wheel track. For our few wide aisles, we expect to grind the whole aisle width.

Projected Cost

$1,200,000 to address unsafe aisles in Buildings 1, 2, and 3.

Building 2 is currently operational excluding 13 unsafe aisles which are not currently in use.

Proposed Vendor Information

www.concrete-grinding.com

Concrete Grinding Ltd was first established in 1989, as a small manual floor grinding service, operating traditional single-headed, trolley-mounted grinding machines. As the demand for our services grew, we needed to find a cleaner, more efficient method of grinding in an operational warehouse environment. There was no suitable equipment available to hire or buy, so we decided to design and build our own. In 1991 we were granted the Patent for the first automated floor grinding system in the world. This early prototype machine was developed into the unique world-leading Laser Grinder® technology that we have at our disposal today.

We now have 15 Laser Grinders®, operating globally, and based at our main offices in the UK, Mainland Europe, Singapore, Korea, the Middle East, the Far East and Australia. The current version is a far cry from the initial design, and Concrete Grinding Ltd. continues to develop and fine-tune the Laser Grinder®. Each time an improvement is made, the Laser Grinders® are upgraded. We have developed a large international client base of highly satisfied customers and secure a large proportion of repeat business. All recently developed floor grinding systems have originated from the idea of the Laser Grinder®.

The Laser Grinder® System

The Laser Grinder®, manufactured and operated worldwide by Concrete Grinding Ltd, is the most technologically advanced narrow aisle floor grinding system in the World; There is no need for a client to re-locate or protect stock in the racking aisles as the process has been specifically developed for use in a fully operational warehouse situation. The Laser Grinder® uses one of the world's cleanest lean burning diesel engines to power the hydraulic system that in turn drives the grinding equipment. A catalytic converter ensures that a negligible amount of harmful exhaust fumes are emitted into the workplace allowing normal warehouse activity to continue in the immediate vicinity of our work. For

extremely sensitive environments, such as food storage facilities, there is also the option to fit an additional exhaust fume filtration unit. Throughout the grinding process, the Laser Grinder® uses water from its on board water tanks to totally prevent any airborne dust. The waste product - a mixture of finely ground concrete dust and water, is collected in a mobile waste container by the Laser Grinder's vacuum system. This unique grinding process can be safely used in operational food and pharmaceutical storage facilities - even in sub-zero temperatures. Whilst working in one aisle the remainder of the warehouse can operate as normal and, as each aisle is completed, they are immediately returned to normal use.

We guarantee the Laser Grinder® will achieve the following international industry standards;

- TR34 and TR34
- CEN 15620
- DIN 15185
- ACI Fmin
- VDMA